Exhibit 4.2.3

CORE & MAIN LP

(FORMERLY HD SUPPLY WATERWORKS, LTD. (AS SUCCESSOR BY MERGER TO

CD&R WATERWORKS MERGER SUB, LLC))

as Issuer

and

the Subsidiary Guarantors from time to time party to the Indenture

and

WILMINGTON TRUST, NATIONAL ASSOCIATION

as Trustee

THIRD SUPPLEMENTAL INDENTURE

DATED AS OF JUNE 5, 2020

Additional 6.125% Senior Notes Due 2025

THIRD SUPPLEMENTAL INDENTURE, dated as of June 5, 2020 (this “Supplemental Indenture”), among CORE & MAIN LP (formerly known as HD Supply Waterworks, Ltd. (as successor by merger to CD&R Waterworks Merger Sub, LLC)) (the “Company”), as issuer, the Subsidiary Guarantors from time to time party to the Indenture referred to below and Wilmington Trust, National Association, a national banking association, as Trustee under the Indenture referred to below.

W I T N E S S E T H:

WHEREAS, the Company and the Trustee are party to an Indenture, dated as of August 1, 2017 (as supplemented by the First Supplemental Indenture (as defined below) and the Second Supplemental Indenture, dated as of August 1, 2017, and as further amended, supplemented, waived or otherwise modified, the “Indenture”), relating to the issuance from time to time by the Company of Notes;

WHEREAS, pursuant to the First Supplemental Indenture, dated as of August 1, 2017 (the “First Supplemental Indenture”), among the Company and the Trustee, the Company initially issued $500.0 million of its 2025-A Notes (as defined in the First Supplemental Indenture) (the “Initial 2025-A Notes”);

WHEREAS, Section 901(8) of the Indenture provides that the Company may provide for the issuance of Notes of any series as permitted by Section 301 therein;

WHEREAS, the Company wishes to issue an additional $250.0 million of its 2025-A Notes as Additional 2025-A Notes (as defined in the First Supplemental Indenture) under the Indenture (the “2020-1 Additional 2025-A Notes”);

WHEREAS, in connection with the issuance of the 2020-1 Additional 2025-A Notes, the Company has duly authorized the execution and delivery of this Supplemental Indenture; and

WHEREAS, pursuant to Section 901 of the Indenture, the parties hereto are authorized to execute and deliver this Supplemental Indenture to amend the Indenture, without the consent of any Holder;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Trustee mutually covenant and agree for the benefit of the Holders of the Notes as follows:

1. Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as so defined. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

2. 2020-1 Additional 2025-A Notes. As of the date hereof, the Company will issue the 2020-1 Additional 2025-A Notes. The 2020-1 Additional 2025-A Notes issued pursuant to this Supplemental Indenture constitute Additional 2025-A Notes under the First Supplemental Indenture and will be part of the existing series of 2025-A Notes previously established pursuant to the First Supplemental Indenture. The 2020-1 Additional 2025-A Notes shall have the same terms and conditions in all respects as the Initial 2025-A Notes, except for the issue date (which shall be June 5, 2020) and the issue price. For the avoidance of doubt, the terms set forth in clauses (1) through (9) of Section 301 of the Indenture shall be the same, with respect to the 2020-1 Additional 2025-A Notes, as those specified in the First Supplemental Indenture with respect to the Initial 2025-A Notes, and any and all cross-references in the Indenture to specific sections of a Notes Supplemental Indenture shall, with respect to the 2020-1 Additional 2025-A Notes, be references to the applicable sections of the First Supplemental Indenture.

3. Aggregate Principal Amount. The aggregate principal amount of the 2020-1 Additional 2025-A Notes issued pursuant to this Supplemental Indenture shall be $250.0 million. After giving effect to the issuance of the 2020-1 Additional 2025-A Notes, the aggregate principal amount of the 2025-A Notes issued pursuant to the Indenture shall be $750.0 million.

4. Form. The 2020-1 Additional 2025-A Notes shall be issued substantially in the form set forth, or referenced, in Article II of the Indenture, and either Exhibit A or B attached to the Indenture, in each case as provided for in Section 201 of the Indenture (as such form may be modified in accordance with Section 301 of the Indenture).

5. Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. THE TRUSTEE, THE COMPANY, ANY OTHER OBLIGOR IN RESPECT OF THE NOTES AND (BY THEIR ACCEPTANCE OF THE NOTES) THE HOLDERS AGREE TO SUBMIT TO THE JURISDICTION OF ANY UNITED STATES FEDERAL OR STATE COURT LOCATED IN THE BOROUGH OF MANHATTAN, IN THE CITY OF NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE.

6. Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby. The Trustee makes no representation or warranty as to the validity or sufficiency of this Supplemental Indenture or as to the accuracy of the recitals to this Supplemental Indenture.

7. Counterparts. The parties hereto may sign one or more copies of this Supplemental Indenture in counterparts, all of which together shall constitute one and the same agreement.

8. Headings. The section headings herein are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

CORE & MAIN LP

By:	/s/ Mark R. Witkowski
Name: Mark R. Witkowski
Title: Vice President and Chief Financial Officer

[Signature Page to Core & Main LP – Third Supplemental Indenture]

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Joseph P. O’Donnell
Name: Joseph P. O’Donnell
Title: Vice President

[Signature Page to Core & Main LP – Third Supplemental Indenture]